UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2025 (March 12, 2025)
WILLSCOT HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-37552	82-3430194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4646 E Van Buren St., Suite 400
Phoenix, Arizona 85008

(Address, including zip code, of principal executive offices)

(480) 894-6311
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	WSC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of         1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 12, 2025, Williams Scotsman, Inc., a Maryland corporation (“WSI”) and indirect subsidiary of WillScot Holdings Corporation, a Delaware corporation (the “Company”), and certain of the Company’s direct and indirect subsidiaries (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC (“JPM”), as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), pursuant to which WSI agreed to issue and sell $500.0 million in aggregate principal amount of WSI’s 6.625% Senior Secured Notes due 2030 (the “Notes”). The Notes will be WSI’s general second lien senior secured obligations, guaranteed on a senior secured basis by each of WSI’s direct and indirect domestic subsidiaries that guarantees WSI’s obligations under the existing asset-based revolving credit facility and WSI’s direct parent, Williams Scotsman Holdings Corp. WSI expects to receive net proceeds of the issuance and sale of the Notes (the “Offering”) of $493.5 million, after deducting the Initial Purchasers’ discounts and estimated offering expenses.

In connection with this offering, we issued a notice of full conditional redemption providing for the redemption (the “Redemption”) of all of WSI’s outstanding 6.125% senior secured notes due 2025 (the “2025 Notes”) at a redemption price equal to 100.00% of the principal amount of the 2025 Notes outstanding, totaling $526.5 million, plus accrued and unpaid interest to, but excluding, the redemption date (the “Redemption Price”). Redemption in full of the 2025 Notes is conditioned on the receipt by WSI of proceeds from a completed debt financing in an amount, together with cash on hand, sufficient to fund the aggregate Redemption Price.

WSI intends to use the net proceeds of the offering, together with approximately $33.0 million of anticipated additional borrowings under the existing asset-based revolving credit facility, to finance the Redemption, and to pay related fees and expenses.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the WSI and the Guarantors, on the one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company and the Guarantors have also agreed not to offer or sell certain debt securities for a period of 60 days after March 10, 2025, without the prior consent of JPM.

The Notes will not be registered under the Securities Act. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

The foregoing descriptions are qualified in their entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events

On March 12, 2025, the Company issued a press release announcing the launch of the Offering and a press release announcing the pricing of the Offering. Copies of each such press release are filed as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K.

Neither this Current Report on Form 8-K nor the press releases shall constitute an offer to sell or the solicitation of offers to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Additionally, nothing in this Current Report on Form 8-K constitutes a notice of redemption or any offer to purchase or solicitation of an offer to sell any of the outstanding 2025 Notes. The Redemption will be made solely pursuant to the separate redemption notice that we have issued under the indenture governing the 2025 Notes.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Exhibit Description
10.1	Purchase Agreement, dated as of March 12, 2025, by and among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein.
99.1	Press Release, dated March 12, 2025
99.2	Press Release, dated March 12, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WillScot Holdings Corporation

Dated: March 13, 2025	By:	/s/ Hezron Timothy Lopez
Name: Hezron Timothy Lopez
Title: Executive Vice President, Chief Legal & Compliance Officer & ESG